Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated April 1, 2009, with respect to TouchTunes’ Corporation consolidated balance sheets as of December 28, 2008 and December 30, 2007 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 28, 2008 included in Amendment No. 2 to the Registration Statement (Form S-4 No.333-158171) and the related proxy statement/prospectus of Victory Acquisition Corp.

April 3, 2009
Montréal, Canada	/s/ Ernst & Young LLP
Chartered Accountants